Exhibit 99
Member Newsletter
January 2008
Chairman Letter
Dear Unitholder,
Advanced BioEnergy experienced a significant transformation in 2007. We started the year without any operational revenue, and have built the foundation of a company that is projected to approach a $400 million run rate in the near future. It is my privilege to share with you an overview of the progress made in fiscal year 2007, as well as the outlook for our company and industry moving forward.
We began 2006 as a development stage company with 7 employees and our first ethanol plant under construction in Fairmont, Nebraska. Advanced BioEnergy acquired a 53% interest in Heartland Grain Fuels, LP (HGF) in November 2006, which was operating 40 MGY of ethanol production at plants in Huron and Aberdeen South Dakota. We continued to build upon our operations with the successful start up of the 110 MGY ethanol production facility at Fairmont, NE in October of 2007. To date, we have 132 employees and believe we are on track to begin operations of the 46 MGY expansion of the Aberdeen South Dakota facility in January of 2008.
Acquisition of Heartland Grain Fuels
In May of 2007 we completed the successful acquisition of 100% HGF, ultimately welcoming over 320 new member unit holders to Advanced BioEnergy. We have reaffirmed the long standing partnership with South Dakota Wheat Growers to provide corn procurement services, as well as relationships with Dakota land Feeds for distillers grains sales, and Aventine Renewable Energy Inc. for ethanol marketing. We have also continued with the expansion strategy that was in place at HGF, that will add approximately 46 million gallons of production capacity, and importantly, add unit train shipping capabilities.
Financing Activities
Many ethanol companies found 2007 to be a challenging business environment and Advanced BioEnergy was no exception. Rising
Leadership Team

Board of Directors
Revis L. Stephenson,III,
Chairman & CEO
Robert E. Bettger
Larry L. Cerny
Robert W. Holmes
Richard W. Hughes
Dale Locken
John E. Lovegrove
Troy L. Otte
Keith E. Spohn
Officers
Revis L. Stephenson, III,
Chairman & CEO
Donald E. Gales, President & COO
Richard R. Peterson, VP of
Accounting and Finance & CFO
Perry C. Johnston, VP,
General Counsel & Secretary
(Continued on page 2)

Member Newsletter	Volume 1, Issue 1	Page 2
Chairman’s letter (cont.)
corn prices and the disconnection of the ethanol price from its prior relationship to gasoline have tightened margins and made forward hedging very difficult. The capital markets for equity and debt in the biofuels space have contracted, and accordingly we decided to withdraw our registration statement to raise equity capital. We have placed our development sites in Minnesota and Indiana on hold until there is more clarity in the ethanol markets and the capital markets improve. We are pleased to report that our focus on our debt financing activities during the year culminated in closing on over $135 million of debt financing in October of 2007, giving our company the needed capital to complete our existing construction projects and liquidity for start up of operations.
Outlook for 2008 and Beyond
We believe there is an important role for biofuels in the nation’s energy supply and that ethanol will continue to be a growing part of the solution. Ethanol demand in the United States for December 2007 is running at 7.5 billion gallons on an annualized basis, up 27% from 5.9 billion gallons a year ago. 1 According to the Renewable Fuels Association website, there is an additional 6.2 billion gallons of capacity that is expected to come on line by the middle of 2009. The Energy Independence and Security Act of 2007 was signed into law on December
19, 2007 and is expected to impact the ethanol industry by enhancing both the production and use of ethanol.
At Advanced BioEnergy, we look forward to continuing to fulfill our mission of operating low cost production facilities and doing our part to improve our nation’s energy security. Many people have played a role in our accomplishments during 2007. We would like to thank our vendor partners, producers, and local farm communities for their contributions. I would especially like to thank our dedicated employees, management and board, along with our unit holders, which have had the vision and commitment to transform Advanced BioEnergy from an idea into a business.
Sincerely,
Revis L. Stephenson III
Chairman and Chief Executive Officer

1 Houston BioFuels Consultants, LLC

Member Newsletter	Volume 1, Issue 1	Page 3
Fairmont, NE
We are running!! We started to grind corn on October 25th. This date was later than originally communicated to our unit holders. We had substantial amounts of rain on the site this summer, so construction was a challenge and caused delays. This date was still ahead of the contract completion date with Fagen Construction whom was the General Contractor for this site.
The Fairmont plant withstood all the weather challenges in 2007. We are utilizing ICM process technology at the Fairmont, NE 110 MM gallon per year production capacity facility.
The Fairmont start up has had some challenges as they all do. We have identified items during this process that are being corrected and we expect to have the items completed soon. We have completed our performance testing of the plant and we did substantially better on all items than the process guarantees. The yield (amount of ethanol from each bushel of corn) during the testing was also much better than the process guarantee. The natural gas and electricity usage were lower per gallon than the process guarantee, so great news again!! Grant Johanson leads the Fairmont team as Plant Manager. His extensive Ag management experience is a great asset to ABE. In Grant’s words, “I feel we have a premier facility in Nebraska, with the highest qualified personnel to operate it. I enjoy the rapidly changing environment that Agriculture business management provides.” We hired a great employee team and we have really appreciated their dedication during startup. This team has worked and continues to work some very long hours as we get familiar with all the operating aspects for this plant. We are focused on daily procedures and getting daily routines in place. Thus far our employee team has worked through startup with no lost time accidents.
We built substantial rail infrastructure at the Fairmont plant to enable us to load unit trains of ethanol (95 cars) and for DDGS (100 Cars). We have loaded and shipped unit trains of both products from Fairmont already!
We are very focused on getting the facility cleaned up post construction. Due to winter weather, some of this will undoubtedly need to wait until spring. We did get some grass seeded this fall and will do additional areas next spring. We are planning an open house and will do tours of the Fairmont site at that time.

Member Newsletter	Volume 1, Issue 1	Page 4
Huron, SD
The Huron facility is the only plant in the ABE family that wasn’t under construction this past fiscal year. Our expansion from a nameplate capacity of 12 million gallons per year to production capacity of 32 million gallons per year was completed in August of 2006. During the September to December of 2006 period we brought the expanded facility on line. ICM provided the process design for the expansion and provided process guarantees that are similar to the new facilities in Fairmont and Aberdeen.
Bringing up an expanded facility is quite different than bringing up a new facility. New facilities are pretty standard; there usually aren’t two ethanol plant expansions quite alike. We are glad that we have worked through the challenges of the plant expansion and are very enthused about the performance of the Huron facility.

Ken Peterson is the plant manager at the Huron facility. Ken has been in this position since 2000 and in the ethanol industry since 1994.
The 2006 corn crop was drought stressed and had low fermentable starch content. This caused plant efficiency and yield challenges for the plant until we started receiving the new 2007 corn crop in October. We operated at record production rates during December and it was our most efficient month since the expansion. We continue to do small debottlenecking projects that improve plant performance and efficiencies. We continue to test various enzymes and yeast to increase plant profitability.
We enjoy our marketing agreement with Dakotaland Feeds LLC where they market our co-products to the local livestock market. During the winter cattle feeding season we market the majority of our product as wet distiller’s grains. With the additional ethanol plants starting in the area, we are seeing continued competition for the wet distillers’ grains market. The relationship with Dakotaland has allowed us to compete effectively in the wet market.
We market from the MPLS Office the dried distillers’ grains that leave the local area. We are shipping more of our DDGS by rail to the Texas feed market than during prior years. After the substantial rail freight cost, this has given the plant a higher net back than local truck DDGS sales.
Aberdeen, SD
The Aberdeen site has been the most challenging location for our company. We have continued to operate the existing 9MM gallon per year nameplate plant while we are completing the 46MM gallon per year expansion. The existing plant had a difficult operating environment last year processing the drought stressed corn that had low fermentable starch content. We started receiving the 2007 corn crop in October and have experienced significant improvements in the yield and plant efficiencies. It appears that we set a new production record from Jan 1, 2007 to Dec 31, 2007 for the existing Aberdeen Plant.
The construction of our 46MM gallon per year plant has proceeded very nicely.
The plant is being constructed by ICM as the General Contractor and is utilizing the ICM process technology. We are in the start-up process of the new Aberdeen plant and intend to be operating at capacity by the end of January 2008. This is slightly later than originally planned, but this plant is being completed on a very aggressive construction schedule. We only started pouring concrete for the expansion in April, 2007!!
The plant manager at Aberdeen is Jim Friedt. Jim has over 20 years in management positions in agribusiness. He joined the Heartland Grain Fuels staff in 1999 as Operations Manager at the Huron facility and assumed the Plant Manager position at Aberdeen in 2000.
Additional employees have been hired to staff the expansion. The employees are going through a training process at this time. We are excited about our existing employee team and are very pleased with the newly hired employees. The Aberdeen Employee Team has worked this last year (Even with the construction of the new plant) without a recordable accident. I think this speaks very high of our focus on safety for our employees.
The rail system being installed will allow us to load unit trains of ethanol (95 cars) and DDGS (100 cars) which will substantially lower transportation cost. We did install our own natural gas pipeline from the Northern Border Interstate Transport Line. This allows us to purchase natural gas from various national suppliers and saves us substantial cost of not utilizing a local gas distribution company.
We will keep you updated with future communication as we start the new plant in January!!

Member Newsletter	Volume 1, Issue 1	Page 5
Safety First
A primary focus is to operate our plants safely for our employees and for the communities in which they are located.
Procedures are in place, employees are trained, and procedures are followed to assure that safety is a top priority at all times.
Across our operations we were nearly 100% no lost work time from accidents. Our goal in 2008 is to surpass this record with 100% incident free.
Systems and procedures are continually being reviewed to improve safety at the plants.
Regularly scheduled maintenance and testing go a long way to ensure that the plant is not only running efficiently, but also safely.
As part of our safety culture, giving unscheduled tours to non-employees is not something we can endorse.
Public tours will be scheduled at the Fairmont plant and the new Aberdeen facility in the spring 2008.
Form 10-KSB (includes our fiscal 2007
Audited Financial Statements)
The company recently filed its 10KSB with the Securities and Exchange Commission (“SEC”) for its fiscal year ended September 30, 2007. You can obtain a copy of the 10KSB by going to our website at www.advancedbioenergy.com. On our website “click” on the Investor Relations tab, then “For All Company SEC Filings Click Here” and you will be redirected to the SEC website and have immediate access to ABE SEC filings. Choose the second CIK number listed and then from the list of filings choose the Form 10KSB dated 12-31-2007. Otherwise, you can obtain a copy of the 10KSB by contacting Bridget Smale at info@advancedbioenergy.com and a complete copy of the Form 10KSB will be mailed directly to you.
K1’s and Tax reporting for Fiscal 2007
We expect to complete our consolidated tax return in January 2008. We will be mailing K1’s to our members no later than January 31, 2008. These K1’s will be mailed directly to you by our accountants McGladrey & Pullen, LLP. We expect to report a tax loss in fiscal 2007 and therefore no distributions will be paid.
Please contact your individual tax advisor for tax advise regarding this K1.
Former Heartland Producer Member’s Only
You will receive a K1 from Heartland Producer’s and not from ABE. This is because the unit transfers to individuals were completed on Octo-ber 1, 2007, subsequent to our fiscal year end. ABE will be issuing a single K1 to Heartland Producer which will then allocate its results accordingly to the individual Heartland Producer members. Next year former Heartland Producer members will receive a K1 directly from ABE.

10201 Wayzata Blvd, Suite 250
Minneapolis,MN 55305
Phone: 763-226-2701
Fax: 763-226-2725
E-mail: info@advancedbioenergy.com
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